Exhibit 3.1

FRANCISCO V. AGUILAR
Secretary of State

GABRIEL DI CHIARA
Chief Deputy

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

01/26/2023

Work Order Item Number:	W2023012501974-2656407
Filing Number:	20232906103
Filing Type:	Amendment After Issuance of Stock
Filing Date/Time:	1/25/2023 12:39:00 PM
Filing Page(s):	5

Indexed Entity Information:

Entity ID: E0489732016-8

Entity Name: TIANCI INTERNATIONAL INC.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

VCORP SERVICES, LLC

701 S. CARSON STREET, SUITE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR
Secretary of State

Page 1 of 1

Commercial Recording Division
202 N. Carson Street

Business Number E0489732016 - 8 Filed in the Office of Secretary of State State Of Nevada Filing Number 20232906103 Filed On 1/25/2023 12:39:00 PM Number of Pages 5

01:39:23 p.m. 01-25-2023 | 4 | 7758842734

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)

Date: ______ Time: ______
(must not be later than 90 days after the certificate is filed)

5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☐ Articles have been added.
- ☐ Articles have been deleted.
- ☐ Other.

The articles have been amended as follows: (provide article numbers, if available)

See Amendment to Article 3 below

(attach additional page(s) if necessary)

6. Signature: (Required)

X [signature] — President
Signature of Officer or Authorized Signer — Title

X ______ — ______
Signature of Officer or Authorized Signer — Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

Article 3 of the Articles of Incorporation shall be amended to read as follows:

Article 3. The authorized capital stock of the corporation shall be 120,080,000 shares consisting of 100,000,000 shares of common stock, $0.0001 par value, 80,000 shares of Series A Preferred Stock, $0.0001 par value, and 20,000,000 shares of undesignated preferred stock, $0.0001 par value.

(Continued on Attachment)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 12/15/2022

ou9 : 23 p . m . 01 - 2s - 2023 1 s 7758842734 ATTACHMENT TO CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF TIANCI INTER.t ATIONAL, INC. Supplement to Item 3: Authorized Stock Series A Preferred Stock The Series A Preferred Stock shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth as follows: 1. Liquidation . Upon the liquidation , dissolution and ,vinding up of the Corporation , the holder of each share of the Series A Preferred Stock shall be entitled to receive out of the net assets of the Corporation, before any amount shall be paid to the holders of any other class of stock, the sum of One Cent ($0.01) per share , after which the Holders of Series A Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis , e x cept that in detennining the appropriate distribution of available cash among the shareholders, each share of Series A Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation's Common Stock into v,11ich that Holder's Series A Preferred Stock could be conve11ed on the record date for the distribution. 2. Voting. Each share of Series A Preferred Stock shall entitle the holder thereof to cast on all matters submitted to a vote of the stockholders of the Corporation that number of votes which equals the number of shares of Common Stock into which such holder's shares of Series A Preferred Stock are convertible on the record date for the stockholder action . 3. A . B . C . Conversion. Conversion. An y shares of Series A Preferred Stock ma y , at any time, at the option of the holder , be converted into fully paid and nonassessable shares of Common Stock (a "Conversion"). The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series A Preferred Stock being converted by one hundred (100) (the " Adjustment Number"). Dividend Payable in Shares of Stock . In the event the Corporation shall at any time declare or pay any dividend on Common Stock pa y able in shares of Common Stock , then the Adjustment Number in effect immediatel y prior to such event shall be adjusted b y multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediatel y after such event and the denominator of ,vhich is the number of shares of Common Stock that were outstanding immediately prior to such event. Consolidation, Merger, etc . In case the Corporation shall enter into any consolidation , merger , reorganization, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and / or any other property, Page 1 of 2

01:39:23 p.m. 01-25-2023 | 6 | 7758842734

then in any such case the Conversion Rights of Series A Preferred Stock shall at the same time be modified such that upon Conversion of a share of Series A Preferred Stock the holder shall receive the product of the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

D. Adjustment for Reclassification, Exchange and Substitution. At any time or times the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation's stock, whether by recapitalization, combination, consolidation, reverse stock split, reclassification or otherwise, the Adjustment Number shall be changed proportionately to the change in the number of shares of Common Stock resulting from the recapitalization, reclassification or other change.

E. Conversion Notice. The Holder of a share of Series A Preferred Stock may exercise its right to conversion by giving a written conversion notice (the "Conversion Notice") (x) by email to the Corporation confirmed by a telephone call or (y) by overnight delivery service, with a copy by email to the Corporation's transfer agent for its Common Stock, as designated by the Corporation from time to time. If conversion will result in the conversion of all of a Holder's Series A Preferred Stock, the Holder shall surrender the certificate for the Series A Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours.

F. Issuance of Certificates; Time Conversion Effected.

Promptly, but in no event more than three (3) trading days after the Conversion Date, the Corporation shall issue and deliver, or the Corporation shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series A Preferred Stock has been converted. The "Conversion Date" shall be the date on which the Conversion Notice is received and the Holder has surrendered the Series A Preferred Stock certificate (if required). The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

G. Fractional Shares. The Corporation shall not, nor shall it cause its transfer agent to, issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

Page 2 of 2

1 01 : 39 : 23 p . m . 01 - 2s - 2023 7 I 7758842734 Undesignated Preferred Stock The Board of Directors shall have authority , \ \ .1.thout shareholder approval and by resolution of the Board of Directors, to amend the Corporation's Articles oflncorporation to divide the class of Preferred Stock into series , to designate each such series by a distinguishing letter, number or title so as to distinguish the shares thereof from the shares of all other series and classes, and to fix and determine the relative rights and preferences of the shares of each series so established , including (i) voting power , (ii) the rate of dividend , (iii) the price at which, and the tenns and conditions on which, the shares may be redeemed, (iv) the amount payable upon the shares in the event of liquidation , (v) any sinking fond provision for the redemption or purchase of the shares, and (vi) the terms and conditions on which the shares may be converted to shares of another series or class, if the shares of any series are issued with the privilege of conversion. * * * * * Page 3 of2

NEVADA STATE BUSINESS LICENSE TIANCI INTERNATIONAL INC. Nevada Business Identification # NV20161660254 Expiration Date: 11/30/2023 In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada . Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration. License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived . Certificate Number: B202301263339711 You may verify this certificate online at http://www.nvsos.gov IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 01/26/2023. FRANCISCO V. AGUILAR Secretary of State